Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Chris Holloway
November 6, 2008		Nordstrom, Inc. (206) 303-3290

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS OCTOBER SALES
     SEATTLE, WA (November 6, 2008) – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $529 million for the four-week period ended November 1, 2008, a decrease of 15.5 percent compared with sales of $626 million for the four-week period ended November 3, 2007. October same-store sales decreased 15.7 percent, compared with the same period in 2007.
     Preliminary third quarter sales of $1.80 billion decreased 8.4 percent compared with sales of $1.97 billion during the same period in 2007. Third quarter same-store sales decreased 11.1 percent, compared with the same period in 2007.
     Preliminary year-to-date sales of $5.97 billion decreased 5.4 percent compared with sales of $6.31 billion for the same period in 2007. Year-to-date same-store sales decreased 7.7 percent, compared with the same period in 2007.
     The economic and competitive retail environment remained challenging during the month of October and the company now expects that earnings for the third quarter will be slightly below its previously announced earnings per share outlook of $0.32 to $0.37.
Sales Recording
     To hear Nordstrom’s pre-recorded October sales message, please dial 800-891-8250 or 402-220-6036. This recording will be available for one week.
OCTOBER SALES RESULTS
(unaudited; $ in millions)

	Total Sales			Same-store Sales[2]
	Fiscal	Fiscal	Percent Increase/		Full-line	Rack
	2008	2007[1]	(Decrease)	Total	Stores	Stores
October	$529	$626	(15.5%)	(15.7%)	(20.4%)	0.7%

Third Quarter	$1,805	$1,970	(8.4%)	(11.1%)	(15.6%)	3.6%

Year-to-date	$5,971	$6,314	(5.4%)	(7.7%)	(11.0%)	4.8%

Number of stores as of November 1, 2008
Full-line	108	101
Rack and other	58	56

Total	166	157

Gross square footage	21,717,000	20,542,000

[1]	Total sales results for fiscal 2007 include sales from the company’s domestic Façonnable boutiques through October 31, 2007. Fiscal 2007 third quarter and year-to-date total sales results also include sales from the company’s international and wholesale Façonnable business through August 31, 2007.

[2]	Same-store sales results exclude sales from Façonnable.

Expansion Update
     Nordstrom plans to open one full-line store in the upcoming fiscal month at Waterside Shops in Naples, Fla., on November 7, 2008. Nordstrom also plans to open two new Rack stores in the upcoming fiscal month at Liberty Tree Mall in Danvers, Mass. and The Rim in San Antonio, Tex.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

Third Quarter Earnings Release	Thurs., November 13, 2008
November Sales Release	Thurs., December 4, 2008
December Sales Release	Thurs., January 8, 2009
January Sales Release	Thurs., February 5, 2009
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 167 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 108 full-line stores, 55 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s expected monthly financial results, anticipated earnings results for the third quarter, and anticipated store openings. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the competitive pricing environment within the retail sector, effective inventory management, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, the company’s ability to safeguard its brand and reputation, efficient and proper allocation of the company’s capital resources, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, the company’s ability to control costs, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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